Exhibit 23

DELOITTE & TOUCHE LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form 10-K/A of Walgreen Co. and subsidiaries (the "Company") of our report dated October 12, 2004 (April 5, 2005 as to the effects of the restatement described on pages 29 - 30), relating to the consolidated financial statements of the Company as of, and for the year ended August 31, 2004, and August 31, 2003, incorporated by reference in the Annual Report on Form 10-K/A of the Company for the year ended August 31, 2004.

/s/ Deloitte & Touche LLP

Chicago, IL

April 5, 2005